Exhibit 99.1

March 1, 2024

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your March 1, 2024, dividend of $0.16 per common share. Our stock closed at $18.44 on December 31, 2023.

For the fourth quarter of 2023, we reported net income of $9.7 million, which compares to $12.1 million a year ago. We, like much of the banking industry, continue to see net interest margin contraction due to higher interest expense. Much of this expense is the result of a greater reliance on wholesale deposit funding to keep up with our strong loan demand and customers shifting out of non-interest-bearing deposits to interest-bearing deposits.

Deposit costs for the quarter were 179 basis points and total funding costs were 219 basis points. This compares to a year ago, when our deposit costs were 22 basis points and total funding costs were 86 basis points. The Federal Reserve increased interest rates throughout the year and deposit pricing became extremely competitive when several larger regional banks failed in March.

Our fourth quarter was, once again, highlighted by strong loan demand. Loans grew by $102.0 million, or at an annualized rate of 14.8%. Demand comes from all areas of our footprint, as we continue to strengthen market share in most of our rural markets and add new customers in our urban markets.

Despite uncertainties associated with the economy and the higher interest rate environment, our credit quality continues to remain strong.

Non-interest income for the quarter increased $698,000 or approximately 8.6% from the previous quarter and non-interest expense decreased $1.4 million or 5.4% from the linked quarter.

For the year, we had a record net income of $43.0 million, compared to $39.4 million a year ago. The bank is now approximately $3.9 billion in assets, which is an increase of 6.1% from the end of last year. Loans grew organically by $315.1 million and loan balances as of December 31, 2023, exceed $2.8 billion. Our success is a result of a lot of hard work from our employees and our continued disciplined approach to managing the company.

For further detail, financial statements for the fourth quarter and full year 2023 are posted to our corporate website at www.CIVB.com.

In early November, Michael D. Mulford joined Civista as Senior Vice President and Chief Credit Officer, in preparation for the December 31, 2023, retirement of Paul Stark. Mike brings 33 years of credit experience with him including 14 years as a Chief Credit Officer at First Federal Bank of the Midwest and most recently, Coastal Carolina Bank. I am pleased to have Mike as part of our team.

I also want to take this opportunity to recognize Paul Stark for the significant contributions he made to our organization. Paul joined us in 2010 and was very instrumental in strengthening the bank’s credit culture and credit risk management processes. Through his leadership, he has developed a talented and highly capable team that leaves the bank in a position of strength. I am extremely grateful to have had the opportunity to work with Paul and I, and our entire organization, wish him nothing but the best in retirement.

You will be receiving your annual report and proxy by mid-March. In it, I will provide you with more detail and narrative on our 2023 performance. As always, I encourage you to read the material and vote your shares. Your votes and comments are important. I do look at them.

The annual shareholders meeting is April 16, 2024, at 10 am and will be held at BGSU Firelands College – Cedar Point Center, One University Drive, Huron, Ohio. Meeting information will be posted to our corporate website at www.CIVB.com approximately four weeks prior to the meeting date.

In closing, I’d like to recognize all of our employees here at Civista for their contributions this past year. They are the reason for our success, and I am honored to work with all of them. At Civista, we value relationships, and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.